Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@columbiathreadneedle.com

Media contact:	Steven Connolly 612-671-4146 steven.x.connolly@ampf.com

TRI-CONTINENTAL CORPORATION

HOLDS 85th ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, April 13, 2015 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today held its 85th Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in accordance with the recommendations of the Corporation’s Board of Directors (the “Board”) on each of the three proposals at the Meeting.

Stockholders elected four Directors at the Meeting. Mr. William Hawkins was elected Director for a term that will expire at the Corporation’s 2017 Annual Meeting of Stockholders, and Mses. Kathleen Blatz, Pamela G. Carlton, and Alison Taunton-Rigby were each elected as Director for a term that will expire at the Corporation’s 2018 Annual Meeting of Stockholders. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2015. Stockholders voted against a stockholder proposal relating to a self-tender offer for the outstanding shares of the Corporation’s common stock or a conversion of the Corporation to an ETF or open-end fund or to liquidate. The Corporation’s stockholders have routinely rejected similar open-ending proposals, with this rejection marking the 6th time in the past 20 years.

Important Disclosures:

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by contacting your financial advisor or Columbia Management Investment Services Corp. at 800-345-6611 or visiting www.columbiathreadneedleus.com. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation. There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

The net asset value of the Corporation’s shares may not always correspond to their market price. Shares of closed-end funds frequently trade at a discount from their net asset value. The Corporation’s share price may be adversely affected if the market value of its portfolio securities falls, fails to rise, or fluctuates due to factors affecting a single issuer, sector of the economy, industry or the market as a whole.

Columbia Threadneedle Investments is the global brand name of the Columbia and Threadneedle group of companies.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Past performance does not guarantee future results.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

© 2015 Columbia Management Investment Advisers, LLC. All rights reserved.

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